Exhibit 99.1

NEWS RELEASE	Contact:
Meghan Lublin
For immediate release	Corporate and Investor Communications
January 11, 2011	(703) 854-0299

Sunrise Senior Living Completes Purchase and Sale Agreement and Enters New Joint Venture

For 40 Percent Ownership Interest in 29 Sunrise-Managed Properties

Sunrise Has Option to Purchase 100 Percent Ownership Interest of Properties in Two Years

MCLEAN, Va., Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that on January 10, 2011, the Company completed the previously announced purchase and sale agreement with a wholly owned subsidiary of CNL Lifestyle Properties and an affiliate of Arcapita, which was Sunrise’s joint venture partner in 29 Sunrise-managed communities. As part of the transaction, Arcapita sold its 90 percent ownership interest in the joint venture for $262 million to a new joint venture between CNL Lifestyle Properties and Sunrise, where Sunrise contributed its interest in the previous joint venture for 40 percent ownership interest in the new venture. The portfolio was valued at approximately $630 million (excluding transaction costs). Sunrise also announced that, as part of its new joint venture agreement with CNL Lifestyle Properties, the Company will have the option to purchase CNL Lifestyle Properties’ interest in the joint venture beginning from the start of year three to the end of year six.

“This transaction, which includes an option for Sunrise to purchase the balance of this great portfolio, is a major step toward our announced goal of maximizing our real estate ownership,” said Mark Ordan, Sunrise’s chief executive officer. “We are very excited to be in a major partnership with CNL Lifestyle Properties and we are also very pleased by our continuing relationship with Arcapita in other Sunrise portfolios.”

Transaction Benefits

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High-Quality Portfolio Concentrated in Three Top Metro Markets: 63 percent of the 2010 annualized NOI of the portfolio comes from 17 communities concentrated in the strategic markets of New York, Chicago and Los Angeles. The remaining properties are located in New Jersey (2), Washington, DC (2), New England (2), Minneapolis (1), St. Louis (1), Detroit (1), Ohio (1), San Francisco (1) and Colorado Springs (1).

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Focused Sunrise Business Model Emphasizes Core Mansion Community: Sunrise’s business model, which is core mansion community-focused, will help drive improved results in this portfolio (of which 25 were Sunrise purpose-built). Together with Sunrise’s ability to purchase 100 percent ownership, this portfolio will give Sunrise the opportunity to increase its cash flow over time.

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Strong Growth Profile: The assets have superior growth prospects, which have been represented by solid year-over-year growth. The portfolio exhibited strong NOI growth of 22.5 percent between 2005 and 2008. Although portfolio NOI declined in 2009, it has rebounded in 2010. November annualized NOI has grown by

3.1 percent over last year. Growth in this portfolio accelerated throughout 2010 with unit occupancy reaching 89.6 percent for the month of November as compared to 85.8 percent in November 2009. Additionally, the Venture has committed to spend $11.5 million of CapEx in order to refresh these communities and drive performance in the near term.

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Sunrise’s Ownership Accrues Equity Value and Reduces Termination Risk: With 40 percent equity ownership and the ability to purchase the balance to achieve 100 percent ownership, Sunrise increases its share of valuable real estate equity for these assets. The risk of contract terminations is reduced by the favorable performance termination language within the management contracts. Sunrise has the unlimited ability to cure any performance shortfalls in the NOI threshold test starting in 2015.

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Provides for a Significant Corporate Borrowing Base: Real assets provide a highly underwritable collateral base for future lending to Sunrise. Sunrise anticipates being able to pledge its equity in these assets, together with equity in other assets, to secure corporate-level financing.

Willkie Farr & Gallagher LLP served as legal counsel to Sunrise on this transaction. Financing was arranged by Goldman Sachs Lending Partners LLC.

Transaction Description

Key Joint Venture Terms

Portfolio Valuation:	$630M
Sunrise Equity Value:	$90M (40%)
CNL Lifestyle Properties Equity Value:	$135M (60%)
CNL Lifestyle Properties Partner Preference on Net Cash Flow:	11.5% annual return on equity (year 1-3) 11.0 – 11.5% annual return on equity (year 4) 12.0% annual return of equity (year 5-6) Pro-rata (year 7+)
SRZ Buyout Option:

Sunrise can buy out CNL Lifestyle Properties interest during years 3 through 6 with preferred rate of return:

•     Start of Year 3 to End of Year 4: 13% IRR to CNL Lifestyle Properties

•     Start of Year 5 to End of Year 6: 14% IRR to CNL Lifestyle Properties

Buy/Sell Rights:	Either party can initiate traditional Buy/Sell rights beginning Year 7

Key Financing Terms

Principal Balance:	$435M
Loan Duration:	3 years
Interest Rate:	6.76%
Guarantees:	Standard non-recourse carve-outs only, made by Sunrise and CNL Lifestyle Properties
Security:	First lien mortgages and equity pledges on all 29 properties in cross-collateralized pool
Prepayment Option:	Available after month 30

Key Management Terms

Management Length:	30 year term
Management Fee:	5% of Revenue (year 1-6); 6% of Revenue + Incentive Fee (year 7+)
Performance Termination:	NOI based termination right begins 2015; Sunrise has unlimited cure rights

Property Characteristics

Key Property Characteristics

Number of Properties	29
Unit Capacity	2082
Average Age	9.5 years
SRZ purpose built mansions:	25 out of 29

Key Markets:	NY, LA, CHI, SF, DC, NJ

Unit Mix Breakout:	AL (66.9%) / ALZ (23.5%) / IL (9.6%)

Key Financial Statistics*

Avg Unit Occ%	87.54%
Total Avg Daily Rate	$170.37
Total Revenue (‘000s)	$138,897
5% Management Fee (‘000s)	$6,945
NOI w/ 5% MF (‘000s)	$46,255
NOI Margin	33.3%

*	November 2010 YTD Annualized

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,500 people. As of November 30, 2010, Sunrise operated 320 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 31,200 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

About CNL Lifestyle Properties, Inc.

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 151 properties in the United States and Canada in the lifestyle and recreation sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that we are unable to sell the North American properties mortgaged pursuant to the German restructure transactions; the risk that the net sale proceeds of the mortgaged North American properties are not sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transactions; the risk of further write-downs or impairments of our assets; the risk of changes in our anticipated cash flow and liquidity; the risk that we are unable to obtain waivers, cure or reach agreements with respect to defaults under our loan, joint venture and construction agreements; the risk that we are unable to achieve anticipated savings from our cost reduction initiatives; the risk of an adverse outcome relating to the IRS audit of our tax returns for the tax years ended December 31, 2005, 2006, 2007 and 2008; the risk that we are unable to continue to recognize income from refinancings and sales of communities by ventures; the risk of changes in our critical accounting estimates; the risk of declining occupancies in existing communities or slower than expected leasing of newer communities; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; the risk that our management agreements can be terminated in certain circumstances due to our failure to comply with the terms of the management agreements or to fulfill our obligations thereunder; risk of business conditions and market factors that could affect occupancy rates at, and revenues from, our communities and the value of our properties generally; the risk from competition and our response to pricing and promotional activities of our competitors; the risk of future obligations to fund guarantees to some of our ventures and lenders to the ventures; the risks associated with past or any future acquisitions; the risk of not complying with government regulations; the risk of new legislation or regulatory developments; the risk of changes in interest rates; the risk of unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; the risks associated with the ownership and operation of assisted living and independent living communities; and other risk factors detailed in our 2009 Annual Report on Form 10-K filed with the SEC on February 25, 2010, as amended on March 31, 2010, and as may be amended or supplemented in our Form 10-Q filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to “Sunrise,” the “Company,” “we,” “us” and “our” mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.

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